EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-113487) of Emulex Corporation of our report dated January 28, 2003, except as to the second paragraphs of Note 9, Legal Proceedings, and of Note 10 and Note 16 as to which the date is March 3, 2003, relating to the financial statements of Vixel Corporation, which appears in the Current Report on Form 8-K/A of Emulex Corporation dated November 13, 2003, as filed on January 27, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
May 20, 2004